UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

___________________________________________________________________

Date of Report (Date of earliest event reported): April 28, 2006

DOBI MEDICAL INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-32523	98-0222710
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
	1200 MacArthur Boulevard	07430
	Mahwah, New Jersey	(Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code: (201) 760-6464

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

DOBI MEDICAL INTERNATIONAL, INC.

APRIL 28, 2006

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b) On April 18, 2006, Phillip C. Thomas entered into a Separation Agreement with us pursuant to which he agreed to voluntarily resign as our President and Chief Executive Officer and a member of our Board of Directors, effective as of April 28, 2006, which was the date that we closed the first tranche of approximately $2.6 million in new private financing. Mr. Thomas’ decision to resign his positions was based on personal reasons.

Pursuant to the Separation Agreement, which is included as Exhibit 10.1 to this report and is incorporated herein by reference, we agreed to pay Mr. , following the effective date of his resignation, a total amount of $260,000, at the rate of $13,333 per month, and to continue to pay insurance premiums for Mr. Thomas and his spouse until such time as the separation amount is paid in full. We will additionally honor all his vested stock options. The Separation Agreement also includes mutual releases by Mr. Thomas and us, and Mr. Thomas’ agreement that he will not compete with us or solicit our clients for two years or solicit our employees for one year after his resignation, or disclose our proprietary information at any time. Mr. Thomas’ previous employment agreement with us was terminated upon his resignation.

(c) On May 3, 2006, Steve M. Barnett, a current member of our board, was appointed to be our non-executive Vice Chairman of Operations, and Michael R. Jorgensen, our Executive Vice President and Chief Financial Officer, was appointed to be our interim Chief Executive Officer (as well as remain our Chief Financial Officer).

Steve M. Barnett became a member of our board in April 2005. He is an investor in, as well as an advisor to senior management of, marketing, manufacturing and distribution companies on improving operations. For more than two decades, Mr. Barnett has been President and Chairman of CDC, Inc. whose principal activity is the acquisition and management of small- to mid-sized manufacturing and distribution companies. Since April 2000, Mr. Barnett has served as a Director and Chairman of the Audit Committee of UCN, Inc., a technology-based telephone company specializing in automated call distribution and call-center management, including a wide range of long distance, data transmission and related communication services. In addition, since October 2004, Mr. Barnett has served as a Director of Medis Technologies Ltd., a company specializing in advanced technology regarding unique fuel cell power packs for portable electronic devices. Mr. Barnett has also served as an advisor to senior management of Grayhill, Inc., a manufacturer of electrical systems, since May 1993, and Joseph A. Freed & Associates, a national real estate development company, since June 1998. He has been a Director of Bank Leumi USA since October 2001. He has also served as Vice-Chairman of the Board and Director of Chicago's Jewish Federation since 1997 and as a member of the Board of Governors for the Reconstructionist Rabbinical College since 2003. Mr. Barnett received a J.D. degree from the University of Chicago Law School and holds a bachelor's degree in Chemistry and Biology from Carleton College.

Michael R. Jorgensen became Executive Vice President and Chief Financial Officer of DOBI Medical Systems, Inc., our subsidiary, in February 2003, and our Executive Vice President and Chief Financial Officer in December 2003 following the completion of our reverse merger. In February 1997, he joined AXS-One, Inc., a multinational financial software company, as Executive Vice President and Chief Financial Officer, Treasurer and Secretary and became its Executive Vice President, North America, in March 2001 and Executive Vice President, Chief Administrative Officer in June 2001 until February 2003.

Neither Mr. Barnett nor Mr. Jorgensen has engaged in a related party transaction with us during the last two years. Neither individual has any family relationship with another of our executive officers or directors.

We issued a press release on May 3, 2006, announcing Mr. Thomas’ resignation, and the appointments of Messrs. Barnett and Jorgensen, a copy of which is included as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits
(d)	Exhibits.

Exhibit No.	Description
10.1	Separation Agreement, dated April 18, 2006, between DOBI Medical International, Inc. and Phillip C. Thomas.
99.1	Press Release of DOBI Medical International, Inc., issued on May 3, 2006, announcing the resignation of Phillip C. Thomas.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOBI MEDICAL INTERNATIONAL, INC.

Date: May 3, 2006	By: /s/ Michael R. Jorgensen

Michael R. Jorgensen

Interim Chief Executive Officer and Chief

Financial Officer

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